Exhibit 10.62
NUCRYST PHARMACEUTICALS
Employee Incentive Program

Revised 2009

Contents
Overview
How the Employee Incentive Program Works
•	Plan Objective

•	Performance Period

•	Company Performance Measures

•	Performance Levels
How Payouts are Made
•	Annual Award Calculation

•	Receiving Your Annual Award

•	Tax Implications
More Program Details
•	Who’s Eligible

•	Who’s Eligible to Receive a Payout

•	Sale of All or Substantially All of Business

•	The Last Word

•	Key Dates

Overview
NUCRYST Pharmaceuticals Corp. (“NUCRYST” or the “Company”) is pleased to offer this short-term incentive plan — the Employee Incentive Program — (the “Incentive Program”) which is a bonus plan for all eligible employees (“Participants”) of NUCRYST and its subsidiaries (“NUCRYST Companies”) that is designed to reward them for contributing to the achievement of NUCRYST’s annual goals, as established by the Company (“Annual Goals”) in any calendar year. The Incentive Program is designed to provide greater rewards for significant or outstanding achievement. The amount each Participant is eligible to receive under the Incentive Program each year (“Annual Award”) is determined on an annual basis, based on whether and to what extent NUCRYST achieves its Annual Goals for the relevant calendar year (the “Performance Period”).
How the Employee Incentive Program Works
Plan Objective
While NUCRYST includes competitive base pay and a comprehensive benefits program as critical components of total compensation, an equally important component is linking compensation to Company performance. The Incentive Program is a dynamic plan that is intended to accomplish this linkage by providing employees with an opportunity to share in the corporate success they help to achieve through their efforts.
Performance Period
Each calendar year, beginning on January 1 of each year, constitutes a separate Performance Period.
Company Performance Measures
Prior to the beginning of each Performance Period, the Company will establish Annual Goals and financial measures and weightings for each Annual Goal. The Annual Goals (typically 1 to 6 per year) will have three performance payout levels: Threshold, Target, and Stretch. These goals and corresponding payout levels will be communicated on an annual basis to all employees.
Performance Levels
There are three key performance levels under the Incentive Program which are as follows:

Threshold	•	the minimum level of performance necessary to earn a payout
	•	there will be no payout for performance below Threshold
	•	there is an 80% probability of attaining at least Threshold performance measures

Target	•	the expected level of performance

Stretch	•	the level of performance beyond Target that earns the maximum payout
	•	the largest payout opportunity; there is a 20% probability of attaining Stretch performance measures

Although specific goals are established annually for each of the three levels, actual results may come in at any number — from below the minimum Threshold level through to the maximum Stretch level. Typically, the Incentive Program will interpolate between the three levels: Threshold, Target and Stretch. However, if the Annual Goal is defined as a milestone, where a definitive goal must be achieved at each of the three levels, no interpolation is made.

How Payouts are Made
Annual Award Calculation
The Annual Award amount each Participant is eligible to receive in respect of a Performance Period is determined based upon two circumstances — first, how well the Company performed relative to the Annual Goals set and second, the Participant’s position within the Company, as follows:

	Incentive Payout Levels (as a % of base salary)
	Threshold	Target	Stretch

Vice Presidents	20%	40%	70%

Directors/ Associate Directors	10%	20%	40%

Manager/Professional
• includes those who have attained full professional status, or are employed in a profession and have equivalent knowledge through direct field experience	5%	10%	20%

Technical/Operating
• includes technologists, technicians, operators, clerks, secretaries, analysts, material processors, production assistants and developing professionals	2.5%	5%	10%
Base Salary Defined: Base salary is your total regular earnings as per your pay stub, excluding benefits, overtime, and any other special pay.
In calculating Annual Awards, if the Company does not achieve the Threshold performance level for a particular Annual Goal, no payout will be made in respect of that Annual Goal.
Receiving Your Annual Award
Annual Awards will be paid out to an eligible Participant by February 28 of the year following the Performance Period, provided that the Participant is on the payroll of one of the NUCRYST Companies at the time of the payment. Payment will be in the form of a lump-sum cheque.
Tax Implications
Incentive earnings are considered taxable income in the year you receive your payout. All applicable taxes will be withheld.
More Program Details
Who’s Eligible
All regular full-time, salaried employees of the NUCRYST Companies are eligible to participate in this Incentive Program. Regular part-time employees are also eligible, however, the payout of any Annual Award will be prorated based on the hours worked throughout the Performance Period. Payout of an Annual Award is subject to and conditional upon compliance by a Participant throughout the Performance Period and up to and including the day or payment with all policies, guidelines and laws applicable to the particular NUCRYST Companies employing the Participant. A determination that an employee is not eligible to receive an Annual Award due to the employee’s failure to demonstrate compliant behaviour will be made by the Chief Executive Officer and the Chief Financial Officer of NUCRYST.

Employees who are hired throughout the Performance Period will be eligible to participate in the Incentive Program effective on their date of hire; however, the payment of any Annual Award will be prorated from their date of hire. Any change to an employee’s incentive payout level will also be prorated for the time spent at each level.
Temporary, casual and contract employees are not eligible to participate under the Incentive Program.
Who’s Eligible to Receive a Payout
To receive an Annual Award under the Incentive Program, you must be on the payroll of one of the NUCRYST Companies as an eligible employee on the payout date and in compliance — assuming the Incentive Program is paying out for the previous year. For example, if the payout date for the 2008 year is February 25, 2009, you must be on one of the NUCRYST Companies’ payroll on that payout date. If you have resigned before that date or been terminated, with or without cause, from employment before that date you will not be eligible to receive payment of any Annual Award.
There are exceptions: If you become disabled as determined in accordance with the terms of the disability benefit program in place for the particular NUCRYST Company with which you are employed and as such experience any absence that exceeds 2 months of continuous absence or 40 working days in a calendar year, or if you go on an approved leave of absence during the Performance Period, you will receive a payout of any Annual Award achieved under the Incentive Plan in the Performance Period prorated over the portion of the year you worked. If you die during the Performance Period, your beneficiary will receive a payout of any Annual Award prorated for the portion of the year you worked.
Sale of All or Substantially All of the Business
If all or substantially all of the business of NUCRYST is sold during the year, eligible employees will receive a payout at the Target level prorated for the portion of the year you were an employee of NUCRYST unless you remain employed by NUCRYST or you are employed by the successor company and the successor company assumes the obligations under this Incentive Program or offers similar benefits under a comparable program of its own. If you remain employed with NUCRYST or become an employee of a successor Company who has assumed NUCRYST’s obligations under the Incentive Program, then the usual terms of the Incentive Program will apply. If you are employed by the successor who offers similar benefits, then the terms of the successor’s plan will apply.
The Last Word
NUCRYST’s Incentive Program is designed to reward you when the Company meets or exceeds its Annual Goals. With this Incentive Program, you have the opportunity to increase your cash compensation when the Company does well. And in those years when business targets are not met, you continue to earn a competitive base salary. Both your base pay and Incentive Program work together to reward you for your contribution to NUCRYST’s success.

Key Dates

Corporate Performance Measures Set	Fourth Quarter for next Program year

Performance Updates	Quarterly

Incentive Program Payouts	Prior to February 28